Exhibit 10.1

DEEP INTERSTELLAR RESEARCH INC

1-19483 74th Avenue

Surrey, BC V4N 6V7

RE:	ASSIGNMENT AGREEMENT

Reference is hereby made to that certain Limited Liability Company Operating Agreement effective June 24, 2021 (“Operating Agreement”), by and between COMSTOCK INC. (F/K/A COMSTOCK MINING INC.) (“Comstock”), DEEP INTERSTELLAR RESEARCH INC (“DIR”), and QUANTUM GENERATIVE MATERIALS LLC (“GenMat”), and various documents, instruments, and agreements executed in connection therewith (collectively, the “Transaction Documents”). Reference is hereby further made to that certain non-binding memorandum of understanding dated April 25, 2024, by and between Comstock and GenMat (“MOU”), and that certain agreement effective October 1, 2024, by and between Comstock, DIR, and GenMat (“Letter Agreement”). This assignment agreement (this “Agreement”), dated and effective as of November 6, 2024 (the “Effective Date”), shall confirm, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the agreement of the undersigned (each a “Party” and, collectively, the “Parties”), intending to be legally bound, to the following terms and conditions:

1.               Transfers to GenMat. GenMat’s wholly-owned subsidiary, GENMAT DEVELOPMENT LLC (“DevCo”), agrees to assign and hereby assigns to GenMat for no additional consideration (i) 100% of DevCo’s right, title and interest in, to, and under 100% of DevCo’s operations, assets, and liabilities, including, without limitation, (a) GenMat’s satellite, mission control software, geospatial modeling software, applicable Intellectual Properties, switch data center, and minority equity investment, and all related agreements, rights, and obligations pertaining thereto (collectively, the “Space Assets and Liabilities”), and (b) all other operations, assets, and liabilities relating to GenMat’s space development activities that are itemized in Exhibit A hereto (“Space Business”); and (ii) 100% of GenMat’s right, title and interest in, to, and under GenMat’s materials science development activities (“Materials Science Business”), including, without limitation, GenMat’s physics-based high performance and artificial intelligence computing platforms for use in simulating materials (“ZenoMDP”), and any and all operations, Intellectual Properties, other assets, and liabilities that are not explicitly included in the Space Assets and Liabilities, and all related agreements, rights, and obligations pertaining thereto (collectively, the “Materials Science Assets and Liabilities”). GenMat’s wholly owned subsidiary, GENMAT LICENSING LLC (“IPCo”), also agrees to assign and hereby assigns to GenMat 100% of IPCo’s right, title and interest in, to, and under the Space Assets and Liabilities and the Materials Science Assets and Liabilities, and all related agreements, rights, and obligations pertaining thereto for no additional consideration, with no residual rights to Comstock.

2.            End User License to IPCo. GenMat hereby grants, and IPCo hereby accepts, a non-exclusive end user right and license (“EULA”) to use GenMat’s now and hereafter existing Intellectual Properties as they relate to material science applications (collectively, the “Licensed IP”). The Licensed IP includes, without limitation, (i) ZenoMDP, (ii) GenMat’s commercially available artificial intelligence and materials science services and products, and (iii) all imaging and other data, analytics, artificial intelligence and other models, and other information, in both the form of data and a promulgated report, relating to Comstock’s mining properties in Nevada (collectively, the “Licensed IP”), on and subject to GenMat’s prevailing pricing and other commercial terms of service, privacy policy, acceptable use policy, service-level agreements, and such other third party end user license terms as may be adopted by GenMat from time to time in GenMat’s sole discretion. Upon IPCo’s reasonable written request, GenMat shall provide to IPCo all access, documentation, specifications, operating instructions, and all other information reasonably required for IPCo to use and practice the Licensed IP under the EULA (“EULA Documentation”). The EULA shall expire on the expiration date of the last to expire claim of the last to expire patent in the Licensed IP.

a.         GenMat Ownership of Licensed IP. For avoidance of doubt, and notwithstanding anything to the contrary herein, GenMat shall own all right, title and interest in, to, and under all now and hereafter existing Licensed IP and patented developments and improvements thereto, regardless of whether such developments are made by GenMat, IPCo, Affiliates, third parties, or jointly by one or more of the foregoing unless otherwise specified in a separate agreement for future joint development. If any such ownership interest shall become vested in IPCo by operation of law or otherwise, then IPCo agrees to assign and hereby assigns all such ownership interests to GenMat without further consideration, consistent with this Section 2. For avoidance of doubt, and notwithstanding anything to the contrary herein, IPCO shall own 100% of all hereafter existing IPCo Intellectual Properties developed by IPCo with the Licensed IP, regardless of whether such developments are made by GenMat, IPCo, Affiliates, third parties, or jointly by one or more of the foregoing unless otherwise specified in a separate agreement for future joint development. If any future collaboration, joint venture, or service model between GenMat and IPCo (or their Affiliates) results in jointly developed IP, ownership and rights to such IP shall be governed by a separate agreement, and this EULA shall not preclude or override the possibility of joint ownership. GenMat shall cause the EULA to be assumed by its successor in the event of a sale or assignment of substantially all of GenMat’s equity and/or assets.

3.             Equity Exchange. GenMat shall purchase and redeem 100% of Comstock’s equity in GenMat (“Redemption Units”) in exchange for (i) 100% of the issued and outstanding membership interest units of IPCo (“IPCo Units”), and (ii) a credit against all amounts payable to GenMat by IPCo under the EULA in an amount equal to (a) all amounts paid by Comstock to GenMat in exchange for the Redemption Units, (b) all amounts advanced under the MOU, and (c) all proceeds received by GenMat upon the direct sale by GenMat of shares of Comstock common stock (collectively, the “EULA Payment Credit”). GenMat shall retain full and unrestricted rights to sell, transfer, or otherwise dispose of its shares of Comstock common stock at any time and in any manner of its choosing, without requirement for Comstock’s consent, approval, or prior notification. The timing, method, and amount of any such sale shall be at GenMat’s sole discretion, and any proceeds from such sales shall be credited as part of the EULA Payment Credit as outlined above.

4.              Termination of Prior Agreements. Notwithstanding anything stated to the contrary in any prior agreement which may be in effect amongst the Parties, the Transaction Documents, MOU, and Letter Agreement shall be terminated effective immediately upon execution hereof and full performance by the Parties hereunder. Each of the Party’s obligations under any previously existing agreements with the other Party are expressly nullified by this termination, with no residual commitments, responsibilities, or liabilities. GenMat hereby agrees and that term of each Comstock designee to the GenMat Management Committee expired on the first anniversary of the effective date of the GenMat Operating Agreement, pursuant to Section 6.2 thereof and Comstock shall have no further influence, input, or right of participation in GenMat’s governance or operations, directly or indirectly.

5.             Relationship After Closing Date. Effectively immediately on the Effective Date, (i) Comstock and GenMat shall have no continuing contractual or other relationship, except as specifically set forth in this Agreement, which shall be strictly limited to the terms defined herein, and (ii) IPCo’s sole relationship with GenMat shall be as licensee under the EULA. GenMat retains full control over the Licensed IP and its use under the terms of the EULA, and Comstock, through IPCo, shall have no authority to access, influence, or control any IP, operations, or business activities of GenMat outside the scope of the EULA. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to bind the other Party in any capacity beyond the limited license arrangement defined herein.

6.               Covenants. No Party shall in any way, directly or indirectly, through another person or otherwise (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity): (i) make any negative or disparaging statements or communications of any kind regarding any other Party, including, without limitation, any such other Party’s investors, shareholders, directors, officers, employees, representatives, agents, clients, affiliates, subsidiaries (“Affiliates”), plans, strategies, policies, procedures, prospects, business condition, assets, liabilities, products, or services; or (ii), interfere with or attempt to influence the business or operations of any other Party or its Affiliates unless explicitly directed by that Party.

7.              Release. On and subject to the terms and conditions hereof, effective immediately upon the Effective Date hereof, each Party (“Releasor”) shall irrevocably, unconditionally, fully, and forever release, and discharge, and covenant not to sue all other Parties and their Affiliates (“Releasees”) with respect to any and all claims, actions, defenses, causes of action, charges, liabilities, complaints, agreements, obligations, promises, controversies, damages, suits, rights, demands, duties, judgments, privileges, benefits, costs, expenses, and losses, of any kind, type, or nature whatsoever, whether in equity or at law, under contract, tort, securities, or other substantive right, known or unknown, foreseen or unforeseen, suspected or unsuspected, asserted or unasserted, contingent or otherwise (each, a “Claim”) that Releasor have, may have, or may claim to have arising under or related in any way to any action or transaction occurring prior to the Effective Date, with the sole exception of Claims specifically arising under this Agreement.

8.               General Terms and Conditions.

a.             Authorization. The Parties, each on their own behalf, agree, represent, and warrant that it has all requisite power and authority to execute, deliver and perform this Agreement; that this Agreement has been duly and validly executed and delivered, and constitutes legal, valid and binding obligations in respect of the terms hereof; and, that the execution, delivery and performance by the Parties of this Agreement and the consummation of the actions contemplated herein have been duly authorized by all necessary action on behalf of the Parties.

b.          Further Assurances. The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement. Each Party shall cooperate in good faith to avoid unnecessary delay or obstruction.

c.            Notices. Unless otherwise set forth in this Agreement, any notice required or permitted to be given by any Party herein to another Party shall be sent by facsimile, email (with confirmation of receipt), or mailed by a recognized courier service such as Federal Express and addressed as follows or addressed to the other Party at such other address as such Party shall hereafter furnish to the other Parties in writing.

d.          Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable by a court of competent jurisdiction,, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. The remaining provisions shall continue in full force and effect and shall be interpreted to fulfill the original intent of the Agreement to the maximum extent permitted by law. If necessary, the parties shall negotiate in good faith to replace the invalid, illegal, or unenforceable provision with a valid provision that achieves, as closely as possible, the intended effect of the original provision. Any such negotiated adjustment shall require mutual written consent.

e.             Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the Party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver of any provision will be effective only in the specific instance and for the specific purpose for which it was given and shall not be interpreted as a continuing waiver or as a waiver of any other provision. Any amendment or waiver attempt that does not meet these requirements shall be considered invalid and unenforceable.

f.             Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reasons of this Agreement, nor shall any third party have standing to enforce any term of this Agreement.

g.           Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes any prior or contemporaneous agreements between the Parties. The Parties will be bound only by only by the specific terms contained in this Agreement, and no other representations or commitments shall be enforceable unless set forth in a written document signed by authorized representatives of both Parties.

h.           Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. The Parties agree that facsimile, PDF, or other electronic copies of signatures shall have the same legal effect as original signatures, provided they are executed by an authorized representative of each Party.

i.           Specific Performance. The Parties hereto recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. The Parties recognize that any breach of this Agreement may give rise to irreparable harm for which monetary damages alone would not be an adequate remedy. Accordingly, any non-breaching Party shall be entitled to seek a decree of specific performance to enforce this Agreement without the necessity of proving that money damages would be inadequate. If specific performance is elected as a remedy, the parties shall engage in a good-faith mediation process facilitated by a neutral third-party mediator selected by mutual agreement, with each party bearing its own mediation costs. Should mediation fail to resolve the issue within 30 days, the non-breaching Party may proceed with enforcing specific performance. This provision for specific performance shall be in addition to any other remedies available at law or equity.

j.             Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to the principles of conflict of laws. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement, after application of this section, shall be subject to the exclusive jurisdiction and venue of the state and federal courts in Delaware.

k.            Independent Conduct. Each of the parties, notwithstanding anything to the contrary in this Agreement, shall be entitled to engage in whatever activities it chooses, whether the same or competitive with the other party or otherwise, without having or incurring any obligation to consult with, seek approval of, or offer any interest in such activities to, the other parties. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any party from engaging in such activities, or require any other party to participate in any such activities. As a material part of the consideration for the execution of this Agreement by each of the parties hereby waives, relinquishes and renounces any such right or claim of consultation, approval or participation.

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IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this Agreement.

DEEP INTERSTELLAR RESEARCH INC

By:	Signature: /s/ Deeptanshu Prasad Email: deep.prasad@genmat.xyz
Name:	Deeptanshu Prasad
Title:	Chief Executive Officer

QUANTUM GENERATIVE MATERIALS LLC

By:	Signature: /s/ Deeptanshu Prasad Email: deep.prasad@genmat.xyz
Name:	Deeptanshu Prasad
Title:	Chief Executive Officer

GENMAT DEVELOPMENT LLC

By:	Signature: /s/ Deeptanshu Prasad Email: deep.prasad@genmat.xyz
Name:	Deeptanshu Prasad
Title:	Chief Executive Officer

GENMAT LICENSING LLC

By:	Signature: /s/ Deeptanshu Prasad Email: deep.prasad@genmat.xyz
Name:	Deeptanshu Prasad
Title:	Chief Executive Officer

COMSTOCK INC.

By:	Signature: /s/ Corrado DeGasperis Email: degasperis@comstockinc.com
Name:	Corrado DeGasperis
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

EXHIBIT A

CLOSING SCHDULE

1.1	Space Assets and Liabilities.

1.1.1	Satellite;

1.1.2	Mission control software,

1.1.3	Geospatial modeling software,

1.1.4	Applicable Intellectual Properties defined in Exhibit B related exclusively to the above Space Assets,

1.1.5	Switch data center, and

1.1.6	Minority equity investment in Extropic Inc.

1.2	Materials Science Assets and Liabilities.

1.2.1	Zeno Materials Discovery Platform (“ZenoMDP”)

1.2.2	Applicable Intellectual Properties defined in Exhibit B, relevant exclusively to materials science applications; and

1.2.3	All other assets and liabilities directly related to materials science that are not included in the Space Assets and Liabilities.

1.3	Comstock Shares and cash account (with no restrictions)

1.3.1	2,015,062 shares of Comstock common stock and $31,977.65 held in the brokerage account:

Scarsdale Group
Division of R. F. Lafferty & Co., Inc.
40 Wall Street, 29th Floor
New York, NY 10005
C/O Mr. Italo Passante
Tel.: 646.825.4619
Main: 212-293-9090
www.rflafferty.com

EXHIBIT B

INTELLECTUAL PROPERTIES

1.1          “Intellectual Property” means any and all registered or unregistered patents, patent applications, other Patent Rights, inventions (whether or not patentable and whether or not reduced to practice), utility models, industrial models, statutory invention registrations, invention disclosures, Know-How, trademarks, copyrights, copyrightable works, copyright registrations, applications for copyright registration, mask works, mask work registrations, applications for mask work registration, and any other intellectual property or proprietary rights eligible for protection under the laws of any country, state, or jurisdiction including registrations, applications, innovation disclosures, certificates of invention, divisionals, divisions, continuations, continuations-in-part, patents of addition, provisional applications, reissues, renewals, extensions, certificates of reexamination, foreign counterparts, international counterparts, and extensions of such rights.

1.2          “Know-How” means algorithms, analyses, analytical data, analytical procedures, apparatuses, applications, assays, assembly procedures, assumptions, business strategies and tactics, commercialization strategies and tactics, communications, compositions, computer code, computer models, concepts, conclusions, Confidential Information, controls, data, data collections, databases, derivations, descriptions, designs, devices, discoveries, drawings, embodiments, engineering, estimates, equations, experiences, experiments, experiment designs, failure points, financial models, forecasts, formulae, formulations, heuristics, hypotheses, ideas, identities, images, improvements, industrial models, information, inferences, ingredients, innovations, instructions, interpretations, inventions, invention disclosures, knowledge, manufacturing data and procedures, mask works, materials, mathematics, methods, micrographs, milestones, mixtures, models, moral rights, notes, objectives, observations, operations, patterns, photographs, plans, practices, predictions, presentations, procedures, process sheets, processes, products, programs, protocols, prototypes, rate limiting factors, recipes, records, reports, requirements, research, results, scaling requirements, services, sketches, skills, software, specifications, statistical models, submissions, substances, summaries, supplier and sourcing information, systems, technical information, techniques, technologies, tests, theories, tolerances, trade secrets, transcripts, trials, variables, videos, visualizations, and the like, in all cases, whether or not confidential, proprietary information related to or concerning trademarks, copyrights, and patents, in written, electronic or any other form, and all intellectual property rights pertaining thereto. Know-How may be communicated or subsist in any form or medium (tangible, intangible, oral, written, electronic, observational, or other), and shall include any of the foregoing types of information and data produced at least in part by artificial intelligence, such as large language models, generative adversarial neural networks, machine learning algorithms, deep learning frameworks, and any other forms of computational intelligence.

1.3            “Patent Rights” means patents and patent applications, including, without limitation, (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.